June 16, 2008

Northern Lights Fund Trust

450 Wireless Blvd.

Hauppauge, NY 11788

Re:

Northern Lights Fund Trust - File Nos. 333-122917 and 811-21720

Gentlemen:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Post-Effective Amendment No. 40 to the Northern Lights Fund Trust Registration Statement.  We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 48 under the Securities Act of 1933 (Post-Effective Amendment No. 49 under the Investment Company Act of 1940) (the “Amendment”) and consent to all references to us in the Amendment.

Very truly yours,

                                                                                            /S/THOMPSON HINE LLP

THOMPSON HINE LLP